Exhibit 23.01
CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM
We consent to the incorporation by reference in this Registration Statement on Form S-3 of our reports dated February 21, 2007 relating to the financial statements and financial statement schedules of The Hartford Financial Services Group, Inc. (which report expresses an unqualified opinion and includes an explanatory paragraph relating to the Company’s change in its method of accounting and reporting for defined benefit pension and other postretirement plans in 2006, and for certain nontraditional long-duration contracts and for separate accounts in 2004), and management’s report on the effectiveness of internal control over financial reporting appearing in the Annual Report on Form 10-K of The Hartford Financial Services Group Inc. for the year ended December 31, 2006 and to the reference to us under the heading “Experts” in the Prospectus, which is part of this Registration Statement.
DELOITTE & TOUCHE LLP
Hartford, Connecticut
April 10, 2007